As filed with the Securities and Exchange Commission on August 20, 2003
                                                Registration No. 333-___________

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -------------------------
                       FORM S-8 REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                          --------------------------

                                 VIACOM INC.
             (Exact name of registrant as specified in its charter)

               Delaware                             04-2949533
    (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)             Identification No.)

               1515 Broadway, New York, New York 10036
                             (212) 258-6000
 (Address and phone number of principal executive offices, ncluding zip code)
                  -----------------------------

1993 CBS Corporation Long-Term Incentive Plan
Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of March 17, 1994
King World Productions, Inc. Stock Option Agreement with Jeffrey
D. Jacobs dated as of March 17, 1994
King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of October 6, 1995
King World Productions, Inc. Stock Option Agreement with Jeffrey
D. Jacobs dated as of October 6, 1995
King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 15, 1997
King World Productions, Inc. Stock Option Agreement with Jeffrey
D. Jacobs dated as of September 15, 1997
King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 16, 1998
King World Productions, Inc. Stock Option Agreement with Jeffrey
D. Jacobs dated as of September 16, 1998
King World Productions, Inc. Stock Option Agreement with Timothy Bennett dated as of September 16, 1998
King World Productions, Inc. Stock Option Agreement with Dianne Hudson dated as of September 16, 1998
King World Productions, Inc. Stock Option Agreement with Douglas Pattison dated as of September 16, 1998

                         (Full titles of the plans)

                          Michael D. Fricklas, Esq.
             Executive Vice President, General Counsel and Secretary
              Viacom Inc., 1515 Broadway, New York, New York 10036
                               (212) 258-6000
    (Name, address and telephone number of agent for service)

                    -------------------------

                         CALCULATION OF REGISTRATION FEE

 Title of    Amount to be   Proposed            Proposed             Amount of
securities    registered     maximum             maximum            registration
   to be          (1)       offering            aggregate                fee
registered                  price per        offering price
                                                 share (2)
----------   ------------   ---------        ---------------         -----------
Class B       1,350,000     $43.165          $ 58,272,750.00          $ 4,714.27
Common        2,300,000     $47.635          $109,560,500.00          $ 8,863.44
Stock, per      834,908     $19.14           $ 15,980,139.12          $ 1,292.79
value $0.01     834,908     $20.47           $ 17,090,566.76          $ 1,382.63
per share       834,907     $22.36           $ 18,668,520.52          $ 1,510.28
                906,173     $30.08           $ 27,257,683.84          $ 2,205.15
               --------                      ---------------          ----------
       Total: 7,060,896               Total: $246,830,160.24   Total: $19,968.56

(1) Represents an aggregate of 1,350,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of Viacom Inc. (the "Registrant") available for issuance under the CBS Corporation 1993 Long-Term Incentive Plan, 2,300,000 shares of Class B Common Stock available for issuance under the Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan, 3,163,860 shares of Class B Common Stock available for issuance under the King World Productions, Inc. Stock Option Agreements with Oprah Winfrey, 175,770 shares of Class B Common Stock available for issuance under the King World Productions, Inc. Stock Option Agreements with Jeffrey
    D. Jacobs, 21,971 shares of Class B Common Stock available for issuance under the King World Productions, Inc. Stock Option Agreement with Timothy
    J. Bennett, 29,295 shares of Class B Common Stock available for issuance under the King World Productions, Inc. Option Agreement with Dianne A. Hudson and 20,000 shares of Class B Common Stock available for issuance under the King World Productions, Inc. Stock Option Agreement with Douglas Pattison. In addition, this Registration Statement shall also cover any additional shares of Class B Common Stock which become issuable under the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Class B Common Stock.

(2) Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for a total of 7,060,896 shares of Class B Common Stock subject to currently outstanding options are based on the per share weighted average exercise price of the stock options.


                               Page 1 of 9

                        Exhibit Index Appears on Page 9

                                     PART I


      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



Item 1.   Plan Information.*



Item 2.   Registrant Information and Employee Plan Annual Information.*
















------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                   PART II


             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated herein by reference into this Registration Statement:

          (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2002;

          (b) The Registrant's Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003;

          (c) The Registrant's Current Reports on Form 8-K filed March 20, 2003, April 22, 2003, May 15, 2003, May 22, 2003 and July 24, 2003; and

          (d) The description of the Class B Common Stock contained in the Registrant's joint proxy statement/prospectus included in the Registrant's Registration Statement on Form S-4 filed with the Commission on November 24, 1999 (Registration No. 333-88613).

          In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Michael D. Fricklas, Esq., Executive Vice President, General Counsel and Secretary of Viacom Inc., who has rendered an opinion stating that under applicable state law the shares of Class B Common Stock to which the Registration Statement relates will be, when issued, validly issued, fully paid and nonassessable. As of December 31, 2002, Mr. Fricklas held 46 shares of Class A Common Stock and 1,188 shares of Class B Common Stock and held exercisable options to acquire 330,416 shares of Class B Common Stock and non-exercisable options to acquire 189,584 shares of Class B Common Stock.


Item 6.   Indemnification of Directors and Officers.

          Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to include in its certificate of incorporation a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation (the "Viacom Charter") contains provisions that eliminate directors' personal liability, in certain circumstances.

          Section 1 of Article VI of the Viacom Charter provides that the Registrant shall indemnify any person who was or is a party or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

          The Viacom Charter provides that to the extent that a present or former director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Viacom Charter shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by- law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer, employee or agent of the Registrant providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

          The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article VI of the Viacom Charter.

           Pursuant to Section 5 of Article VI of the Viacom Charter, the Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7.   Exemption from Registration Claimed.

          Not Applicable.

Item 8.   Exhibits.

          See Exhibit Index.

Item 9.   Undertakings.

          (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plans of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of August, 2003.

                                        VIACOM INC.


                                        By: /s/Michael D. Fricklas
                                           ------------------------------------
                                           Name: Michael D. Fricklas
                                           Title: Executive Vice President,
                                                  General Counsel and Secretary


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 20th day of August, 2003.

     SIGNATURE                                         CAPACITY

*                                               Director
-----------------------------
George S. Abrams


*                                               Director
-----------------------------
David R. Andelman


/s/ Richard J. Bressler                         Senior Executive Vice President
-----------------------------                   and Chief Financial Officer
Richard J. Bressler                             (Principal Financial Officer)

*                                               Director
-----------------------------
Joseph A. Califano, Jr.


*                                               Director
-----------------------------
William S. Cohen


*                                               Director
-----------------------------
Philippe P. Dauman


/s/ Susan C. Gordon                             Senior Vice President,
-----------------------------                   Controller and Chief Accounting
Susan C. Gordon                                 Officer (Principal Accounting
                                                Officer)

*                                               Director
-----------------------------
William H. Gray III


*                                               Director
-----------------------------
Alan C. Greenberg


/s/ Mel Karmazin                                Director, President and Chief
-----------------------------                   Operating Officer
Mel Karmazin

*                                               Director
-----------------------------
Jan Leschly


*                                               Director
-----------------------------
David T. McLaughlin


*                                               Director
-----------------------------
Shari Redstone


/s/ Sumner Redstone                             Director, Chairman of the Board
-----------------------------                   and Chief Executive Officer
Sumner M. Redstone                              (Principal Executive Officer)


*                                               Director
-----------------------------
Frederic V. Salerno


*                                               Director
-----------------------------
William Schwartz


*                                               Director
-----------------------------
Ivan Seidenberg


*                                               Director
-----------------------------
Patty Stonesifer


*                                               Director
-----------------------------
Robert D. Walter


*By:  /s/ Michael D. Fricklas                   August 20, 2003
-----------------------------
Michael D. Fricklas, Attorney-in-Fact

                                  Exhibit Index

Exhibit    Description of Document
No.
4.1 CBS Corporation Long-Term Incentive Plan, amended as of July 28, 1999 (incorporated by reference to Exhibit 4.4 to the Registrant's Post-Effective Amendment No. 1 on Form S-8 to Form S-4 filed by the Registrant on May 5, 2000 (Registration No. 333-88613)).

4.2 Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to Form 10-K filed by Infinity for the year ended December 31, 1999 (File No. 1-14599)).

4.3 King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of March 17, 1994 (incorporated by reference to Exhibit 99.5 to the Schedule 13D filed by Oprah Winfrey and Jeffrey
           D. Jacobs, with respect to King World Productions, Inc. on December 21, 1995 (File No. 005-35700)).

4.4        King World Productions, Inc. Stock Option Agreement with Jeffrey
           D. Jacobs dated as of March 17, 1994 (incorporated by reference to Exhibit 99.6 to the Schedule 13D filed by Oprah Winfrey and Jeffrey D. Jacobs, with respect to King World Productions, Inc. on December 21, 1995 (File No. 005-35700)).

4.5 King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of October 6, 1995 (incorporated by reference to Exhibit 99.7 to the Schedule 13D filed by Oprah Winfrey and Jeffrey
           D. Jacobs, with respect to King World Productions, Inc. on December 21, 1995 (File No. 005-35700)).

4.6        King World Productions, Inc. Stock Option Agreement with Jeffrey D.
           Jacobs dated as of October 6, 1995 (incorporated by reference to Exhibit 99.8 to the Schedule 13D filed by Oprah Winfrey and Jeffrey
           D. Jacobs, with respect to King World Productions, Inc. on December 21, 1995 (File No. 005-35700)).

4.7 King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 15, 1997 (incorporated by reference to Exhibit 99.9 to the Schedule 13D, Amendment No. 2, filed by Oprah Winfrey and Jeffrey D. Jacobs, with respect to King World Productions, Inc. on October 27, 1997 (File No. 005- 35700)).

4.8        King World Productions, Inc. Stock Option Agreement with Jeffrey D.
           Jacobs dated as of September 15, 1997 (incorporated by reference to Exhibit 99.10 to the Schedule 13D, Amendment No. 2, filed by Oprah Winfrey and Jeffrey D. Jacobs, with respect to King World Productions, Inc. on October 27, 1997 (File No. 005- 35700)).

4.9* King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 16, 1998.

4.10* King World Productions, Inc. Stock Option Agreement with Jeffrey D. Jacobs dated as of September 16, 1998.

4.11* King World Productions, Inc. Stock Option Agreement with Timothy Bennett dated as of September 16, 1998.

4.12* King World Productions, Inc. Stock Option Agreement with Dianne Hudson dated as of September 16, 1998.

4.13* King World Productions, Inc. Stock Option Agreement with Douglas Pattison dated as of September 16, 1998.

5.1* Opinion of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant, as to the legality of the securities being registered.

23.1*      Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).

24*        Powers of Attorney.